                                                                    NEWS RELEASE

[PAWNMART, INC. LOGO]


                  PAWNMART, INC. ANNOUNCES RESTRUCTURING PLAN

Fort Worth, Texas (January 19, 2001) - PawnMart, Inc. (Nasdaq Small Cap: PMRT and Boston Stock Exchange: PWT, PWTA and PWTB) announced today that it has initiated a restructuring plan to improve liquidity and operating results that will include the sale or closing of a number of stores, and further reduction of corporate staff and overhead. Details regarding stores to be sold or closed and related restructuring charges will be announced upon completion of a review of the company's store portfolio and markets.

The Company also announced changes in management and the Board of Directors in conjunction with the restructuring plan. Michael Musgrove, formerly Vice President of Finance, has been appointed President replacing Michael Record. Mr. Musgrove has seven years of management experience with PawnMart.

John R. Boudreau and Robert W. Schleizer have been elected to the Board of Directors. James Berk, Robert Bourland, Jr. and Monty Standifer have resigned. Roger Williams and Mark Kane will continue to serve as directors.

Mr. Boudreau has extensive restructuring experience and currently advises several companies as a consultant with Boudreau & Associates. He was formerly Chief Executive Officer of Michigan General Corporation, Bel Air House Products, Classic Chemical, Inc., and Overseas Inns, Inc.

Mr. Schleizer joined the Company in December 2000 as Senior Vice President and Chief Financial Officer. He is a partner in Tatum CFO Partners LLP, a national firm of Chief Financial Officers, and also has extensive financial and operating restructuring experience.

Carson R. Thompson, Chairman and CEO stated, "Our rapid growth over the past three years has been very dependent on our ability to raise sufficient capital. The current state of the equity market, particularly as it relates to our industry, has made it difficult to raise capital, resulting in a need to refocus our efforts on ensuring that our more mature stores generate sufficient cash flow to meet our working capital needs. The changes in management and the Board of Directors reflects our commitment to our shareholders that we intend to use every resource possible to preserve shareholder value during the restructuring process."

Certain of the above information is forward-looking and, as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.